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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          THE NEIMAN MARCUS GROUP, INC.
                   (with amendments through January 21, 2002)


         First: The name of the Corporation is The Neiman Marcus Group, Inc. (hereinafter the "Corporation").

         Second: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

         Fourth:

                  1. Authorized Stock. The total number of shares which the Corporation is authorized to issue is three hundred million (300,000,000) shares. Two hundred fifty million (250,000,000) shares shall be designated common stock (the "Common Stock"), of which one hundred million (100,000,000) shares shall be designated Class A Common Stock (the "Class A Common Stock"), one hundred million (100,000,000) shares shall be designated Class B Common Stock (the "Class B Common Stock") and fifty million (50,000,000) shares shall be designated Class C Common Stock (the "Class C Common Stock"). Fifty million (50,000,000) shares shall be designated preferred stock (the "Preferred Stock"), all of which are presently undesignated as to series. Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.01.

                  2. Common Stock. The Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall be identical in all respects, except as otherwise expressly provided herein. The relative powers, preferences, rights, qualifications, limitations and restrictions of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be as follows:

                  (a) Cash Dividends. Subject to the rights and preferences of the Preferred Stock as set forth in any resolution or resolutions of the Board of Directors providing for the issuance of such stock pursuant to this Article Fourth, and except as otherwise provided for herein, the holders of Class A Common Stock, Class B Common Stock and Class C Common



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                  Stock are entitled to receive dividends out of assets legally available therefor at such times and in such per share amounts as the Board of Directors may from time to time determine; provided that whenever a cash dividend is paid, the same amount shall be paid in respect of each outstanding share of Class A Common Stock, Class B Common Stock and Class C Common Stock.

                  (b) Stock Dividends. If at any time a dividend is to be paid in shares of Class A Common Stock, shares of Class B Common Stock or shares of Class C Common Stock (a "stock dividend"), such stock dividend may be declared and paid only as follows: only Class A Common Stock may be paid to holders of Class A Common Stock, only Class B Common Stock may be paid to holders of Class B Common Stock and only Class C Common Stock may be paid to holders of Class C Common Stock. Whenever a stock dividend is paid, the same rate or ratio of shares shall be paid in respect of each outstanding share of Class A Common Stock, Class B Common Stock and Class C Common Stock.

                  (c) Property Dividends. If at any time a dividend is to be paid in rights to purchase shares of Series A Preferred Stock, shares of Series B Preferred Stock or shares of Series C Preferred Stock (a "rights dividend") (including in each case with adjustments that will, under certain circumstances, constitute rights to purchase Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively), such rights dividend may be declared and paid only as follows: only rights to purchase Series A Preferred Stock may be paid to holders of Class A Common Stock, only rights to purchase Series B Preferred Stock may be paid to holders of Class B Common Stock and only rights to purchase Series C Preferred Stock may be paid to holders of Class C Common Stock. Whenever any other property dividend is paid, the same rate or ratio of shares or other property shall be paid in respect of each outstanding share of Class A Common Stock, Class B Common Stock and Class C Common Stock. The references in this paragraph to any series of preferred stock contemplate the issuance of such preferred stock pursuant to a stockholders rights plan adopted by the Corporation.

                  (d) Stock Subdivisions and Combinations. The Corporation shall not subdivide, reclassify or combine stock of any class of Common Stock without at the same time making a proportionate subdivision, reclassification or combination of shares of the other classes.

                  (e) Voting. Voting power shall be divided between the classes of stock as follows:

                                    (i) Subject to Sections (2)(e)(ii) and
                           (2)(e)(iv) of this Article Fourth, with respect to the election of directors, holders of



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                           Class A Common Stock and holders of Class C Common
                           Stock, voting together as a class, shall be entitled to elect that number of directors which constitutes 18% of the authorized number of members of the Board of Directors (or, if such 18% is not a whole number, then the nearest lower whole number) (the "Class A Directors"). Each share of Class A Common Stock shall have one vote in the election of the Class A Directors and each share of Class C Common Stock shall have one-tenth (1/10th) of one vote in the election of the Class A Directors. Subject to Section
                           (2)(e)(ii) of this Article Fourth, holders of Class B Common Stock shall be entitled to elect the remaining directors (the "Class B Directors"). The initial Class A Director shall be designated by a majority of the directors of the Corporation as of the effectiveness of this Amendment, and the holders of Class A Common Stock and Class C Common Stock, voting together as a class, shall be entitled to vote for the election or replacement of such Class A Director in satisfaction of their "Special Voting Rights" as defined in clause (ii) below, at the next election of directors of the Class (e.g. Class I, Class II or Class III) in which such director serves are elected.

                                    Each share of Class B Common Stock shall
                           have one vote in the election of Class B Directors. For purposes of this Section (2)(e)(i), references to the authorized number of members of the Board of Directors shall not include any directors which the holders of any shares of any series of Preferred Stock have the right to elect.

                                    (ii) For purposes of this Section
                           (2)(e)(ii), "Special Voting Rights" means the different voting rights of the holders of Class A Common Stock and Class C Common Stock, on the one hand, and holders of Class B Common Stock, on the other hand, with respect to the election of the applicable percentage of the authorized number of members of the Board of Directors as described in Section (2)(e)(i). If approved by the Board of Directors, at any annual or special meeting of stockholders of the Corporation held at any time after the fifth anniversary of the distribution by Harcourt General, Inc. to its stockholders of all of the Class B Common Stock owned by it (the "Fifth Year Anniversary"), a majority of the outstanding shares of the Class A Common Stock and Class C Common Stock, voting together as a class, and a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, may vote to eliminate the Special Voting Rights, in which case Section
                           (2)(e)(i) of this Article Fourth shall have no further force or effect, and thereafter holders of Common Stock shall have voting rights as are specified in Section (2)(e)(iv) of this Article Fourth and shall be entitled to



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                           elect all members of the Board of Directors. This
                           Section (2)(e)(ii) shall not be amended prior to the Fifth Year Anniversary without the affirmative vote of the holders of at least 66-2/3% of the combined voting power of all of the Voting Stock, voting together as a single class, together with any vote of the holders of any class of stock required by law.

                                    (iii) Unless the Special Voting Rights have
                           been eliminated in accordance with Section (2)(e)(ii) of Article Fourth, all newly-created directorships resulting from an increase in the authorized number of directors shall be allocated between Class A Directors and Class B Directors such that at all times the number of Class A directorships shall be 18% of the authorized number of members of the Board of Directors (or, if such 18% is not a whole number, then the nearest lower whole number) and the remaining directorships shall be Class B directorships.

                                    (iv) Except as otherwise specified herein or
                           required by law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall in all matters not otherwise specified in this Section (2)(e) of this Article Fourth vote together as one class (including, without limitation, with respect to increases or decreases in the authorized number of shares of any class of stock of the Corporation and without the vote of any class voting separately as a class), with each share of Class A Common Stock and Class B Common Stock having one vote and each share of Class C Common Stock having one-tenth (1/10th) vote.

                                    (v) Every reference in this Restated
                           Certificate of Incorporation or the Corporation's Amended and Restated By-laws to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of stock.

                           (f) Merger or Consolidation. The Corporation shall
                  not enter into any consolidation of the Corporation with one or more other corporations, a merger of the Corporation with another corporation, a reorganization of the Corporation or other similar combination of the Corporation with one or more third parties, in which each holder of a share of Class A Common Stock, Class B Common Stock and Class C Common Stock is not entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation, merger, reorganization or other combination as each other holder of a share of Class A Common Stock, Class B Common Stock and Class C Common Stock; provided that, in any such transaction, the holders of shares of Class A Common Stock, Class B



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                  Common Stock and Class C Common Stock may each receive
                  different kinds of shares of stock that differ to the extent and only to the extent that the Board of Directors determines in good faith that such shares differ with respect to the rights of holders of such shares as the Class A Common Stock, Class B Common Stock and Class C Common Stock differ as provided herein.

                           (g) Liquidation. In the event of any liquidation,
                  dissolution or winding up of the Corporation, the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock shall participate equally per share in any distribution to stockholders, without distinction between classes.

         The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Restated Certificate of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto; including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

         Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting powers, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued shall be made under seal



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of the Corporation and signed by and shall be filed and a copy thereof recorded in the manner prescribed by the GCL. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

         Fifth: The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

         Sixth: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         Seventh: Except as otherwise fixed pursuant to the provisions of Article Fourth of this Restated Certificate of Incorporation relating to the rights of the holders of any one or more classes or series of Preferred Stock issued by the Corporation to call an annual or special meeting of stockholders, special meetings of the stockholders of the Corporation may not be called by the stockholders of the Corporation.

         Eighth: Notwithstanding the GCL, any action required to be taken or which may be taken by the holders of the Common Stock must be effected at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders.

         Ninth: The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors. Initially, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At the annual meeting of stockholders beginning in 1988, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of



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directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy in the office of a director created by the death, resignation, retirement, disqualification, removal from office of a director or other cause, elected by (or appointed on behalf of) the holders of the Class B Common Stock, on the one hand, or the holders of the Class A Common Stock and any other class of stock entitled to vote for the class of directors elected by the holders of the Class A Common Stock, on the other hand, as the case may be, shall be filled by the vote of the majority of the directors (or the sole remaining director) elected by (or appointed on behalf of) such holders of Class B Common Stock, on the one hand, or Class A Common Stock and any other class of stock entitled to vote for the class of directors elected by the holders of the Class A Common Stock, on the other hand (or on behalf of whom that director was appointed), as the case may be, unless there are no such directors in such Class, in which case such vacancy shall be filled by the stockholders of such Class, or the Special Voting Rights have been eliminated in accordance with Section (2)(e)(ii) of Article Fourth, in which case such vacancy shall be filled by the vote of the majority of the directors (or the sole remaining director), regardless of any quorum requirements set out in the By-laws. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

                  Unless the Special Voting Rights have been eliminated in accordance with Section (2)(e)(ii) of Article Fourth, all newly-created directorships resulting from an increase in the authorized number of directors shall be allocated pursuant to Section (2)(e)(iii) of Article Fourth. Once such newly-created directorships have been allocated as Class A Directors or Class B Directors, such newly-created directorships shall be filled by the vote of the majority of the directors in such Class (or the sole remaining director in such Class), as the case shall be, unless there are no such directors in such Class, in which case such vacancy shall be filled by the stockholders of such Class, or the Special Voting Rights have been eliminated in accordance with Section
(2)(e)(ii) of Article Fourth, in which case such vacancy shall be filled by the vote of the majority of the directors (or the sole remaining director), regardless of any quorum requirements set out in the By-laws.

                  In the event that there are no remaining directors, any vacancy in the office of a director shall be filled by the vote of the majority of stockholders who elected such director (or on whose behalf such director was appointed.

                  Notwithstanding the foregoing, whenever pursuant to the provisions of Article Fourth of this Restated Certificate of Incorporation, the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such



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directorships shall be governed by the terms of this Restated Certificate of
Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Ninth unless expressly provided by such terms.

         Tenth: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

         Eleventh: Subject to Article Fifth and notwithstanding anything else contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the combined voting power of all of the Voting Stock, voting together as a single class, shall be required to alter, amend, rescind or repeal (A) Article Seventh, Article Eighth, Article Ninth or this Article Eleventh or to adopt any provision inconsistent therewith or (B) Section 3 of Article II, Sections 1, 2 and 10 of Article III, Article VIII or Article IX of the Bylaws of the Corporation or to adopt any provision inconsistent therewith.

         "Voting Stock" shall mean the securities of the Corporation which are entitled to vote generally for the election of directors of the Corporation.

         Twelfth: Except as otherwise fixed pursuant to Article Fourth of this Restated Certificate of Incorporation relating to the rights of the holders of any one or more classes or series of Preferred Stock issued by the Corporation acting separately by class or series, to elect, under specified circumstances, directors at an annual or special meeting of stockholders, the Board of Directors shall consist of not less than six nor more than twelve persons, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. The affirmative vote of the holders of at least 66-2/3% of the combined voting power of all of the Voting Stock, voting together as a single class, shall be required to alter, amend, rescind or repeal this Article or to adopt any provision inconsistent therewith.

         Thirteenth: Notwithstanding anything else contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of the Voting Stock, voting together as a single class, shall be required for the Corporation to effect or consummate:

                           (1) any merger or consolidation of the Corporation
                  with or into any other corporation;



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                           (2) any sale, lease, exchange or other disposition of
                  all or substantially all of the assets of the Corporation to or with any other person; or

                           (3) any issuance by the Corporation of any voting
                  securities of the Corporation which issuance would require approval by the stockholders of the Corporation pursuant to the GCL or the rules of any exchange on which the voting securities of the Corporation are listed, other than an issuance by the Corporation of voting securities as required by any stockholder rights plan adopted by the Corporation, unless such issuance has been approved by a resolution adopted by not less than two-thirds of all the directors then in office; provided, however, that the foregoing requirement shall not apply, and the provisions of the GCL relating to the percentage of stockholder approval, if any, shall apply to any merger or other transaction described in the preceding subparagraphs (1), (2) or (3) if the other party to the merger or other transaction is a Subsidiary of the corporation.

                  For purposes of this Article Thirteenth a "Subsidiary" is any corporation more than 50% of the voting securities of which are owned directly or indirectly by the Corporation; and a "person" is any individual, partnership, corporation or entity.

                  The affirmative vote of the holders of at least 66-2/3% of the combined voting power of all of the Voting Stock, voting together as a single class, shall be required to alter, amend, rescind or repeal this Article or to adopt any provision inconsistent therewith.

                  This Article Thirteenth shall be of no further force and effect from and after the Fifth Year Anniversary.



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